The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated October 4, 2017

October 2017 Registration Statement No. 333-212571 Pricing Supplement dated October , 2017 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. and International Equities

Fixed Coupon Callable Securities due April 9, 2020

Based on the Value of the Worst Performing of the Nikkei 225 Index, the S&P 500® Index and the EURO STOXX 50® Index

Principal at Risk Securities

The securities, which do not guarantee the return of principal, offer the opportunity for investors to receive a fixed quarterly payment equal to at least 1.75% of the stated principal amount (the actual quarterly payment will be determined on the pricing date). However, on any quarterly payment date (other than the final quarterly payment date), we will have the right to redeem the securities at our discretion for an amount per security equal to the stated principal amount plus the quarterly payment due on that quarterly payment date. If the securities are redeemed, no further quarterly payments will be made. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. If the securities are not redeemed prior to maturity and the final underlier value of each underlier is greater than or equal to its downside threshold level, the payment at maturity due on the securities will be the stated principal amount plus the final quarterly payment. However, if the securities are not redeemed prior to maturity and the final underlier value of any underlier is less than its downside threshold level, at maturity investors will receive the final quarterly payment, but will lose 1% of the stated principal amount for every 1% that the final underlier value of the worst performing underlier is less than its initial underlier value. Under these circumstances, the amount investors receive (excluding the final quarterly payment) will be less than 75% of the stated principal amount and could be zero. Because any payment at maturity on the securities (other than the final quarterly payment) is based on the worst performing of the underliers, a decline in the closing level of any underlier below its downside threshold level on the valuation date will result in a significant loss of your principal amount, even if the other underliers appreciate or have not declined as much. The securities are for investors who are willing and able to risk their principal in exchange for the opportunity to receive interest at a potentially above-market rate, subject to early redemption at our discretion. Investors will not participate in any appreciation of any underlier even though investors will be exposed to the depreciation in the value of the worst performing underlier if the securities have not been redeemed prior to maturity and the final underlier value of the worst performing underlier is less than its downside threshold level. Investors may lose their entire principal amount. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference assets*:	Nikkei 225 Index (Bloomberg ticker symbol “NKY<Index>”) (the “NKY Index”), S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “SPX Index”) and EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (the “SX5E Index”) (each an “underlier” and together the “underliers”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Initial issue price:	$1,000 per security (see “Commissions and initial issue price” below)
Pricing date†:	October 6, 2017
Original issue date†:	October 12, 2017
Valuation date†:	April 6, 2020
Maturity date†:	April 9, 2020
Optional early redemption:	On any quarterly payment date (other than the final quarterly payment date), we will have the right to redeem the securities, in whole, but not in part, at our discretion, for the early redemption payment. If we decide to redeem the securities on a quarterly payment date, we will give you notice on or before the immediately preceding redemption notice date. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the quarterly payment due on the applicable quarterly payment date.
Quarterly payment:	Unless the securities have been previously redeemed, we will pay a quarterly payment of at least $17.50 (at least 1.75% of the stated principal amount) per security on the related quarterly payment date. The actual quarterly payment will be determined on the pricing date.
Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•  If the final underlier value of each underlier is greater than or equal to its downside threshold level:

(i) stated principal amount plus (ii) final quarterly payment

•  If the final underlier value of any underlier is less than its downside threshold level:

(i) stated principal amount × underlier performance factor of the worst performing underlier plus (ii) final quarterly payment

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 25%, and possibly all, of an investor’s principal amount. Investors may lose their entire principal amount in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Downside threshold level:

With respect to the NKY Index: , which is equal to 75% of its initial underlier value (rounded to three decimal places)

With respect to the SPX Index: , which is equal to 75% of its initial underlier value (rounded to three decimal places)

With respect to the SX5E Index: , which is equal to 75% of its initial underlier value (rounded to three decimal places)

Initial underlier value:

With respect to the NKY Index: , which is the closing level of that underlier on the pricing date

With respect to the SPX Index: , which is the closing level of that underlier on the pricing date

With respect to the SX5E Index: , which is the closing level of that underlier on the pricing date

Final underlier value:	With respect to each underlier, the closing level of that underlier on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$12.50(2) $5.00(3)	$982.50
Total	$	$	$	$

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $955.00 and $975.00 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $12.50 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 13 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated July 18, 2016	Prospectus Supplement dated July 18, 2016	Index Supplement dated July 18, 2016

Fixed Coupon Callable Securities due April 9, 2020

Based on the Value of the Worst Performing of the Nikkei 225 Index, the S&P 500® Index and the EURO STOXX 50® Index

Principal at Risk Securities

Terms continued from previous page:
Underlier performance factor:	With respect to each underlier, its final underlier value divided by its initial underlier value
Worst performing underlier:	The underlier with the lowest underlier performance factor
Redemption notice dates†:	January 8, 2018, April 6, 2018, July 6, 2018, October 8, 2018, January 7, 2019, April 8, 2019, July 8, 2019, October 7, 2019 and January 6, 2020
Quarterly payment dates†:	January 11, 2018, April 11, 2018, July 11, 2018, October 11, 2018, January 10, 2019, April 11, 2019, July 11, 2019, October 10, 2019, January 9, 2020 and the maturity date
Closing level*:	With respect to each underlier, closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06744C7M7 / US06744C7M76
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	If an underlier is discontinued or if the sponsor of an underlier fails to publish that underlier, the calculation agent may select a successor underlier or, if no successor underlier is available, will calculate the value to be used as the closing level of that underlier. In addition, the calculation agent will calculate the value to be used as the closing level of an underlier in the event of certain changes in or modifications to that underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the redemption notice dates, the valuation date, the quarterly payment dates and/or the maturity date may be changed so that the stated term of the securities remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day with respect to any underlier or if a market disruption event occurs with respect to any underlier on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the quarterly payment dates and the maturity date will be postponed if that day is not a business day or, with respect to the maturity date, if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Prospectus supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Index supplement dated July 18, 2016:
http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 13 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the securities further acknowledges and agrees that the rights of the holders of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

Investment Summary

Fixed Coupon Callable Securities

Principal at Risk Securities

The Fixed Coupon Callable Securities due April 9, 2020 Based on the Value of the Worst Performing of the Nikkei 225 Index, the S&P 500® Index and the EURO STOXX 50® Index, which we refer to as the securities, provide an opportunity for investors to receive a fixed quarterly payment, which is an amount equal to at least $17.50 (at least 1.75% of the stated principal amount), subject to early redemption at our discretion. The actual quarterly payment will be determined on the pricing date.

On any quarterly payment date (other than the final quarterly payment date), we will have the right to redeem the securities at our discretion for an early redemption payment equal to the stated principal amount plus the quarterly payment due on that quarterly payment date. If the securities are redeemed, no further quarterly payments will be made. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. At maturity, if the securities have not previously been redeemed and the final underlier value of each underlier is greater than or equal to its downside threshold level, the payment at maturity will be the sum of the stated principal amount and the final quarterly payment. However, if the securities have not previously been redeemed and the final underlier value of any underlier is less than its downside threshold level, investors will receive the final quarterly payment, but will lose 1% of the stated principal amount for every 1% that the final underlier value of the worst performing underlier is less than its initial underlier value. Under these circumstances, the amount investors receive (excluding the final quarterly payment) will be less than 75% of the stated principal amount and could be zero. Investors in the securities must be willing and able to accept the risk of losing their entire principal amount based on the performance of the worst performing underlier. In addition, investors will not participate in any appreciation of any underlier.

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Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to receive a fixed quarterly payment of at least $17.50 (at least 1.75% of the stated principal amount). The actual quarterly payment will be determined on the pricing date. However, on any quarterly payment date (other than the final quarterly payment date), we will have the right to redeem the securities at our discretion for the stated principal amount per security plus the quarterly payment due on that quarterly payment date. If the securities are redeemed, no further quarterly payments will be made. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. The following scenarios reflect the potential payments, if any, on the securities:

Scenario 1

On any quarterly payment date (other than the final quarterly payment date), we elect to redeem the securities.

▪  The securities will be redeemed for (i) the stated principal amount plus (ii) the quarterly payment due on that quarterly payment date.

▪  Investors will not participate in any appreciation of any underlier from its initial underlier value and will receive no further quarterly payments.

Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the quarterly payment on the securities is greater than the interest payable on instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more quarterly payments and may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date. On the other hand, we will be less likely to exercise our redemption right when the closing level of any underlier appears likely to be below its downside threshold level on the valuation date, such that you might suffer a significant loss of your principal amount at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will suffer a significant loss of your principal amount at maturity.

Scenario 2

The securities are not redeemed prior to maturity and the final underlier value of each underlier is greater than or equal to its downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the final quarterly payment.

▪  Investors will not participate in any appreciation of any underlier from its initial underlier value.

Scenario 3

The securities are not redeemed prior to maturity and the final underlier value of any underlier is less than its downside threshold level.

▪  The payment due at maturity, in addition to the final quarterly payment, will be equal to the stated principal amount times the underlier performance factor of the worst performing underlier. In this case, at maturity, the amount investors receive (excluding the final quarterly payment) will be less than 75% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value of the worst performing underlier from its initial underlier value. For example, if the final underlier value of the worst performing underlier is 55% less than its initial underlier value, the securities will pay $450.00 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount (excluding the final quarterly payment). Investors will lose a significant portion and may lose all of their principal in this scenario.

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Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You are willing and able to forgo participation in any appreciation of any underlier, and you understand that any return on your investment will be limited to the quarterly payments that are paid on each quarterly payment date until maturity or early redemption.

▪	You do not anticipate that the final underlier value of any underlier will be less than its downside threshold level on the valuation date, and you are willing and able to accept the risk that, if any underlier is, you will lose a significant portion or all of the stated principal amount.

▪	You are willing and able to accept the individual market risk of each underlier with respect to the payment at maturity and you understand that poor performance by any underlier as of the valuation date may negatively affect the payment at maturity and will not be offset or mitigated by any positive performance by the other underliers.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the worst performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underliers, nor will you have any voting rights with respect to the securities composing the underliers.

▪	You are willing and able to accept the risk that we may redeem the securities at our discretion prior to scheduled maturity, that it is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not redeemed at our discretion.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek exposure to any upside performance of the underliers or you seek an investment with a return that is not limited to the that are paid on each quarterly payment date until maturity or early redemption.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value of any underlier will be less than its downside threshold level on the valuation date, or you are unwilling or unable to accept the risk that, if any underlier is, you will lose a significant portion or all of the stated principal amount.

▪	You are unwilling or unable to accept the individual market risk of each underlier with respect to the payment at maturity or the risk that poor performance by any underlier as of the valuation date may negatively affect the payment at maturity and will not be offset or mitigated by any positive performance by the other underliers.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the worst performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underliers.

▪	You are unwilling or unable to accept the risk that we may redeem the securities at our discretion prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not redeemed at our discretion.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the index supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on whether we exercise our option to redeem the securities and if we do not redeem the securities early, on the final underlier value of each underlier.

Diagram #1: Quarterly Payment Dates

Diagram #2: Payment at Maturity If Not Redeemed Early at Our Option

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Principal at Risk Securities

Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Values:	With respect to each underlier: 100.00
Hypothetical Downside Threshold Levels:	With respect to each underlier: 75.000, which is 75% of its hypothetical initial underlier value
Hypothetical Quarterly Payment:	$17.50 (1.75% of the stated principal amount). The actual quarterly payment will be set on the pricing date and will be at least 1.75% of the stated principal amount.
Stated Principal Amount:	$1,000 per security

* Terms used for purposes of these hypothetical examples may not represent the actual initial underlier values, downside threshold levels or quarterly payment applicable to the securities. In particular, the hypothetical initial underlier value of 100.00 for each underlier used in these examples has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value for any underlier. Please see “Nikkei 225 Index Overview,” “S&P 500® Index Overview” and “EURO STOXX 50® Index Overview” below for recent actual values of the underliers. The actual initial underlier values, downside threshold levels and quarterly payment applicable to the securities will be determined on the pricing date.

The examples below are purely hypothetical and are intended to illustrate the potential outcomes for the securities depending on whether we exercise our option to redeem the securities and if we do not redeem the securities early, on the final underlier value of the worst performing underlier.

In Examples 1 and 2, we redeem the securities on one of the quarterly payment dates prior to the maturity date. In Examples 3 and 4, the securities are not redeemed prior to, and remain outstanding until, maturity. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers.

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Principal at Risk Securities

	Example 1		Example 2
Quarterly Payment Dates	Quarterly Payment (per security)	Early Redemption Payment (per security)	Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$17.50	N/A	$17.50	N/A
#2	—*	$1,017.50	$17.50	N/A
#3	N/A	N/A	$17.50	N/A
#4	N/A	N/A	$17.50	N/A
#5	N/A	N/A	$17.50	N/A
#6	N/A	N/A	$17.50	N/A
#7	N/A	N/A	$17.50	N/A
#8	N/A	N/A	$17.50	N/A
#9	N/A	N/A	—*	$1,017.50
Final Underlier Value of Worst Performing Underlier	N/A		N/A
Payment at Maturity	N/A		N/A

* The early redemption payment includes the unpaid quarterly payment due with respect to the related quarterly payment date.

In Example 1, we redeem the securities on the second quarterly payment date. Therefore, you receive the quarterly payment of $17.50 with respect to the first quarterly payment date. The early redemption payment will include the quarterly payment due with respect to the second quarterly payment date, and will be calculated as follows:

stated principal amount + quarterly payment = $1,000 + $17.50 = $1,017.50

In this example, the optional early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly payments. Further, the early redemption payment is limited to $1,017.50 per security regardless of the appreciation of any underlier, which may be significant.

In Example 2, we redeem the securities on the ninth quarterly payment date. Therefore, you receive the quarterly payment of $17.50 with respect to each of the first eight quarterly payment dates. The early redemption payment will include the quarterly payment due with respect to the ninth quarterly payment date, and will be calculated as follows:

stated principal amount + quarterly payment = $1,000 + $17.50 = $1,017.50

In this example, the optional early redemption feature limits the term of your investment to approximately 27 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly payments.

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	Example 3		Example 4
Quarterly Payment Dates	Quarterly Payment (per security)	Early Redemption Payment (per security)	Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$17.50	N/A	$17.50	N/A
#2	$17.50	N/A	$17.50	N/A
#3	$17.50	N/A	$17.50	N/A
#4	$17.50	N/A	$17.50	N/A
#5	$17.50	N/A	$17.50	N/A
#6	$17.50	N/A	$17.50	N/A
#7	$17.50	N/A	$17.50	N/A
#8	$17.50	N/A	$17.50	N/A
#9	$17.50	N/A	$17.50	N/A
Final Underlier Value of Worst Performing Underlier	50.00		85.00
Payment at Maturity	$517.50*		$1,017.50*

* The final quarterly payment will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value of the worst performing underlier.

In Example 3, the securities are not redeemed prior to maturity. Therefore, you receive the quarterly payment of $17.50 with respect to each of the first nine quarterly payment dates. In addition, investors will receive the final quarterly payment at maturity. However, because the final underlier value of the worst performing underlier is less than its downside threshold level, at maturity, your principal amount is fully exposed to the decline in the closing level of the worst performing underlier. Thus, investors will receive a cash payment at maturity that is significantly less than the stated principal amount per security, calculated as follows:

($1,000 × underlier performance factor of the worst performing underlier) + final quarterly payment

= [$1,000 × (final underlier value of the worst performing underlier / initial underlier value of the worst performing underlier)] + $17.50

= [$1,000 × (50.00 / 100.00)] + $17.50

= $500.00 + $17.50

= $517.50

In this example, the cash payment you receive at maturity is significantly less than the stated principal amount.

In Example 4, the securities are not redeemed prior to maturity. Therefore, you receive the quarterly payment of $17.50 with respect to each of the first nine quarterly payment dates. In addition, the closing level of the worst performing underlier decreases to a final underlier value of 85.00. Although the final underlier value of the worst performing underlier is less than its initial underlier value, because the final underlier value of the worst performing underlier is still not less than its downside threshold level, in addition to the final quarterly payment, you receive the stated principal amount. Your payment at maturity is calculated as follows:

$1,000 + $17.50 = $1,017.50

In this example, although the final underlier value of the worst performing underlier represents a 15% decline from its initial underlier value, you receive the stated principal amount per security plus the final quarterly payment, equal to a total payment of $1,017.50 per security at maturity.

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in any or all of the underliers or the securities composing the underliers. The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

o	“Risk Factors—Risks Relating to the Securities Generally”;

o	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

o	“Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed prior to maturity and if the final underlier value of any underlier is less than its downside threshold level, you will be exposed to the decline in the closing level of the worst performing underlier, as compared to its initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity, in addition to the final quarterly payment, an amount in cash equal to the stated principal amount times the underlier performance factor of the worst performing underlier. Under these circumstances, your payment at maturity (excluding the final quarterly payment) will be less than 75% of the stated principal amount and could be zero.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the optional early redemption feature of the securities. Any early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underliers. It is more likely that we will redeem the securities when it would otherwise be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the quarterly payment on the securities is greater than the interest payable on instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive no more quarterly payments and may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date. On the other hand, we will be less likely to exercise our redemption right when the closing level of any underlier appears likely to be below its downside threshold level on the valuation date, such that you might suffer a significant loss of your principal amount in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will suffer a significant loss of your principal amount at maturity.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

▪	You are exposed to the market risk of each underlier, with respect to the payment at maturity, if any. Any payment at maturity on the securities (other than the final quarterly payment) will be contingent upon the independent performance of each underlier, which is different than if the payment at maturity were linked to a basket consisting of each underlier. Unlike an instrument with a payment at maturity linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, your principal amount will be exposed to the risks related to each underlier. Poor performance by any underlier as of the valuation date may negatively affect your payment at maturity and will not be offset or mitigated by any positive performance by the other underliers. If the securities have not been redeemed early and any underlier has declined to below its downside threshold level as of the valuation date, your principal amount will be fully exposed to the decline in the worst performing underlier over the term of the securities on a 1-to-1 basis, even if the other underliers have appreciated or have not declined as much. Under this scenario, the value of any such payment (excluding the final quarterly payment) will be less than 75% of the stated principal amount and could be zero. Accordingly, your principal amount is subject to the market risk of each underlier.

▪	Because the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of sustaining a significant loss of your principal amount than if the securities were linked to just one underlier. The risk that you will suffer a significant loss of your principal amount is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlier. With three underliers, it is more likely that any underlier will close below its downside threshold level on the valuation date than if the securities were linked to only one underlier, and therefore it is more likely that you will suffer a significant loss of your principal amount.

▪	Contingent repayment of principal applies only at maturity. You should be willing and able to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the level of each underlier is above its downside threshold level.

▪	You will not participate in any appreciation in the value of any underlier. You will not participate in any appreciation in the value of any underlier from its initial underlier value even though you will be exposed to the depreciation in the value of the worst performing underlier if the securities have not been redeemed prior to maturity and the final underlier value of the worst performing underlier is less than its downside threshold level. Any positive return on the securities will be limited to the quarterly payments that are paid on each quarterly payment date until maturity or early redemption.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The securities are subject to volatility risk. Volatility is a measure of the degree of variation in the levels of the underliers over a period of time. The quarterly payment will be determined on the pricing date based on a number of factors, including the expected volatility of the underliers. The quarterly payment will be higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the underliers, calculated as of the pricing date, been lower. As volatility of an underlier increases, there will typically be a greater likelihood that the final underlier value of that underlier will be less than its downside threshold level.

Accordingly, you should understand that a higher quarterly payment will reflect, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the quarterly payment been lower. In addition, actual volatility over the term of the securities may be significantly higher than the expected volatility at the time the terms of the securities were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose some or all of your principal at maturity for the reasons described above.

▪	Investing in the securities is not equivalent to investing in any or all underliers or the securities composing the underliers. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underliers.

▪	There are risks associated with investments in securities linked to the value of non-U.S. equity securities with respect to the NKY Index and the SX5E Index. The equity securities composing the NKY Index and the SX5E Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and

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Principal at Risk Securities

cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	No direct exposure to fluctuations in exchange rates between the U.S. dollar and the Japanese yen with respect to the NKY Index or between the U.S. dollar and the euro with respect to the SX5E Index. The NKY Index is composed of non-U.S. securities denominated in yen and the SX5E Index is composed of non-U.S. securities denominated in euro. Because the levels of the NKY Index and the SX5E Index are also calculated in those respective non-U.S. currencies (and not in U.S. dollars), the performance of the NKY Index and the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. In addition, any payments on the securities determined based in part on the performance of the NKY Index and the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the securities will not benefit from any appreciation of the yen or the euro relative to the U.S. dollar.

▪	Adjustments to the underliers could adversely affect the value of the securities. The publisher of each underlier may discontinue or suspend calculation or publication of that underlier at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlier and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the values of the underliers and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier values and, as a result, the downside threshold levels, which are the levels at or above which the respective underliers must close, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the worst performing underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underliers on the valuation date and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the values of the underliers on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of each underlier;

o	whether the closing level of any underlier is expected to be below its downside threshold level on the valuation date;

o	correlation (or lack of correlation) of the underliers;

o	dividend rates on the securities composing the underliers;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underliers and that may affect the final underlier values;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the NKY Index and the SX5E Index trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Nikkei 225 Index Overview,” “S&P 500® Index Overview” and “EURO STOXX 50® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial

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issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer,

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seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an underlier is to be determined; if an underlier is discontinued or if the sponsor of an underlier fails to publish that underlier, selecting a successor underlier or, if no successor underlier is available, determining any value necessary to calculate any payments on the securities; and calculating the value of an underlier on any date of determination in the event of certain changes in or modifications to that underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

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Nikkei 225 Index Overview

The NKY Index is a stock index that measures the composite price performance of 225 of the most actively traded stocks on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. For more information about the NKY Index, see “Indices—The Nikkei 225 Index” in the accompanying index supplement.

Information about the NKY Index as of market close on September 28, 2017:

Bloomberg Ticker Symbol:	NKY	52 Week High:	20,397.58
Current Closing Level:	20,363.11	52 Week Low:	16,251.54
52 Weeks Ago (9/29/2016):	16,693.71

The following table sets forth the published high, low and period-end closing levels of the NKY Index for each quarter for the period of January 4, 2012 through September 28, 2017. The associated graph shows the closing levels of the NKY Index for each day in the same period. The closing level of the NKY Index on September 28, 2017 was 20,363.11. We obtained the closing levels of the NKY Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the NKY Index should not be taken as an indication of future performance. Future performance of the NKY Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the NKY Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the NKY Index will result in the return of any of your principal amount.

Nikkei 225 Index	High	Low	Period End
2012
First Quarter	10,255.15	8,378.36	10,083.56
Second Quarter	10,109.87	8,295.63	9,006.78
Third Quarter	9,232.21	8,365.90	8,870.16
Fourth Quarter	10,395.18	8,534.12	10,395.18
2013
First Quarter	12,635.69	10,486.99	12,397.91
Second Quarter	15,627.26	12,003.43	13,677.32
Third Quarter	14,808.50	13,338.46	14,455.80
Fourth Quarter	16,291.31	13,853.32	16,291.31
2014
First Quarter	16,121.45	14,008.47	14,827.83
Second Quarter	15,376.24	13,910.16	15,162.10
Third Quarter	16,374.14	14,778.37	16,173.52
Fourth Quarter	17,935.64	14,532.51	17,450.77
2015
First Quarter	19,754.36	16,795.96	19,206.99
Second Quarter	20,868.03	19,034.84	20,235.73
Third Quarter	20,841.97	16,930.84	17,388.15
Fourth Quarter	20,012.40	17,722.42	19,033.71
2016
First Quarter	18,450.98	14,952.61	16,758.67
Second Quarter	17,572.49	14,952.02	15,575.92
Third Quarter	17,081.98	15,106.98	16,449.84
Fourth Quarter	19,494.53	16,251.54	19,114.37
2017
First Quarter	19,633.75	18,787.99	18,909.26
Second Quarter	20,230.41	18,335.63	20,033.43
Third Quarter (through September 28, 2017)	20,397.58	19,274.82	20,363.11

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Fixed Coupon Callable Securities due April 9, 2020

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Principal at Risk Securities

NKY Index Historical Performance* January 4, 2012 to September 28, 2017

* The dotted line indicates a hypothetical downside threshold level of 75% of the closing level of the NKY Index on September 28, 2017. The actual downside threshold level will be equal to 75% of the initial underlier value of the NKY Index.

Past performance is not indicative of future results.

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Fixed Coupon Callable Securities due April 9, 2020

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Principal at Risk Securities

S&P 500® Index Overview

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement, as supplemented by the following updated information. Beginning in June 2016 (or July 2017, in the case of IEX), U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX were added to the universe of securities that are eligible for inclusion in the SPX Index and, effective March 10, 2017, the minimum unadjusted company market capitalization for potential additions to the SPX Index was increased to $6.1 billion from $5.3 billion. In addition, as of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the SPX Index, but securities already included in the SPX Index have been grandfathered and are not affected by this change.

Information about the SPX Index as of market close on September 28, 2017:

Bloomberg Ticker Symbol:	SPX	52 Week High:	2,510.06
Current Closing Level:	2,510.06	52 Week Low:	2,085.18
52 Weeks Ago (9/29/2016):	2,151.13

The following table sets forth the published high, low and period-end closing levels of the SPX Index for each quarter for the period of January 3, 2012 through September 28, 2017. The associated graph shows the closing levels of the SPX Index for each day in the same period. The closing level of the SPX Index on September 28, 2017 was 2,510.06. We obtained the closing levels of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SPX Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the SPX Index will result in the return of any of your principal amount.

S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94

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Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter (through September 28, 2017)	2,510.06	2,409.75	2,510.06

SPX Index Historical Performance* January 3, 2012 to September 28, 2017

* The dotted line indicates a hypothetical downside threshold level of 75% of the closing level of the SPX Index on September 28, 2017. The actual downside threshold level will be equal to 75% of the initial underlier value of the SPX Index.

Past performance is not indicative of future results.

October 2017	Page 21

Fixed Coupon Callable Securities due April 9, 2020

Based on the Value of the Worst Performing of the Nikkei 225 Index, the S&P 500® Index and the EURO STOXX 50® Index

Principal at Risk Securities

EURO STOXX 50® Index Overview

The SX5E Index is composed of 50 component stocks of market leaders in terms of free-float market capitalization from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more information about the SX5E Index, see “Indices—The EURO STOXX 50® Index” in the accompanying index supplement.

Information about the SX5E Index as of market close on September 28, 2017:

Bloomberg Ticker Symbol:	SX5E	52 Week High:	3,658.79
Current Closing Level:	3,563.64	52 Week Low:	2,954.53
52 Weeks Ago (9/29/2016):	2,991.58

The following table sets forth the published high, low and period-end closing levels of the SX5E Index for each quarter for the period of January 2, 2012 through September 28, 2017. The associated graph shows the closing levels of the SX5E Index for each day in the same period. The closing level of the SX5E Index on September 28, 2017 was 3,563.64. We obtained the closing levels of the SX5E Index from Bloomberg, without independent verification. Historical performance of the SX5E Index should not be taken as an indication of future performance. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SX5E Index during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the SX5E Index will result in the return of any of your principal amount.

EURO STOXX 50® Index	High	Low	Period End
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter (through September 28, 2017)	3,563.64	3,388.22	3,563.64

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Fixed Coupon Callable Securities due April 9, 2020

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Principal at Risk Securities

SX5E Index Historical Performance* January 2, 2012 to September 28, 2017

* The dotted line indicates a hypothetical downside threshold level of 75% of the closing level of the SX5E Index on September 28, 2017. The actual downside threshold level will be equal to 75% of the initial underlier value of the SX5E Index.

Past performance is not indicative of future results.

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Fixed Coupon Callable Securities due April 9, 2020

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Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Record date:	One business day prior to the related quarterly payment date
Minimum ticketing size:	$1,000/ 1 security
Tax considerations:

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the underliers, secured by a cash deposit equal to the initial issue price of the securities (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each quarterly payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). We will determine the portion of each quarterly payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the securities. By purchasing the securities, you agree to treat the securities for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the securities (including upon early redemption or at maturity). Assuming that you are an initial purchaser of securities purchasing the securities at the initial issue price for cash, (i) if your securities are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment (not including the final coupon payment) at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if, instead, the Put Option is deemed to be exercised at maturity (i.e., you receive a cash payment at maturity (not including the final coupon payment) that is less than the amount of the Deposit), you will recognize short-term capital gain or loss in an amount equal to the difference between (x) the total Put Premium received and (y) the cash settlement value of the Put Option (i.e., the amount of the Deposit minus the cash you receive at maturity, not including the final coupon payment).

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the securities, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the securities are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of securities at the initial issue price should also consult their tax advisors with respect to the tax consequences of an investment in the securities, including possible alternative treatments, as well as the allocation of the purchase price of the securities between the Deposit and the Put Option.

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The preceding discussion, when read in combination with those sections, constitutes the

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Principal at Risk Securities

full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Consistent with the position described above, below are the portions of each quarterly payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
7.00%	%	%
(1) To be determined on the pricing date
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underliers and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the values of the underliers, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $12.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security.

We expect that delivery of the securities will be made against payment for the securities on the original issue date indicated on the cover of this document, which is expected to be more than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to two business days before delivery will be required, by virtue of the fact that the securities will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

October 2017	Page 25